Exhibit No. 1


          Agreement dated October 23, 1995 by and among TechGnosis International Inc., a Delaware corporation (the "Company"), the Purchasers executing counterparts of this Agreement (the "Purchasers") and Intersolv, Inc., a Delaware corporation ("Intersolv").

                         R E C I T A L S:

          A. The Company and the Purchasers entered into a note purchase agreement dated as of September 16, 1994 (the "Note Purchase Agreement") providing for the purchase by the Purchasers from the Company of $4,000,000 aggregate principal amount of the Company's 8.4% Convertible Subordinated Notes due September 16, 1999 (the "Notes").

          B. The Company, Intersolv, certain of the Purchasers, et al., have entered into an agreement and plan of merger dated as of October 22, 1995 (the "Merger Agreement") providing for the merger (the "Merger") of a wholly-owned subsidiary of Intersolv into the Company, as a result of which, among other things, the outstanding shares of common stock of the Company will be converted into shares of common stock (the "Intersolv Common Stock") of Intersolv and the Notes will become convertible into shares of Intersolv Common Stock in the same ratio. Terms defined in the Note Purchase Agreement and the Merger Agreement will have the same meaning when used in this Agreement, except as otherwise defined herein.

          C.  The parties hereto wish to modify the Note
Purchase Agreement and the Notes in order to take into account the effects of the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:


                            ARTICLE I

         AMENDMENT TO NOTE PURCHASE AGREEMENT AND NOTES

          Effective at the Effective Time:

          1.1. Co-Obligor. Intersolv shall be a co-obligor on the Notes (as amended and restated by this Agreement), shall be jointly and severally liable thereunder with the Company and shall be a party to the Note Purchase Agreement (as amended and restated by this Agreement).

          1.2. Voting. The holders of the Notes waive and surrender all rights provided in subsection D of Paragraph
Fourth of the Company's Certificate of Incorporation to vote on any matter presented to the holders of Common Stock.

          1.3. Amendment and Restatement.  The Note Purchase
Agreement and the Notes are hereby amended and restated in their entirety as set forth below in this Agreement.


                           ARTICLE II

                     THE NOTES AND WARRANTS

          The Notes shall be substantially in the form attached hereto as Exhibit A. Interest on the Notes is payable at the rate of 8.4% per annum and any portion of the principal amount outstanding under the Notes may be converted from time to time by a Purchaser into Intersolv Common Stock at an initial conversion price per share of $3.7864. In the event that any Notes are prepaid or redeemed pursuant to Article V of this Agreement, Intersolv shall issue to the holders of such Notes Warrants (as such term is defined in Article V) to purchase shares of Intersolv Common Stock. For purposes of this Agreement the term "Shares" shall mean the shares of Intersolv Common Stock which may be issued upon conversion of all or a portion of the aggregate principal amount of the Notes or upon exercise of all or a portion of the Warrants.

                           ARTICLE III

   REPRESENTATIONS AND WARRANTIES OF INTERSOLV AND THE COMPANY

          The Company and Intersolv represent and warrant to the Purchasers as follows:

          3.1. Authorization; Binding Obligations.

          (a) Each of the Company and Intersolv has full power and authority to execute and deliver this Agreement, the Notes and the Warrants and such other documents furnished or to be furnished by the Company or Intersolv hereunder. This Agreement has been duly authorized, executed and delivered by the Company and Intersolv, constitutes its valid and binding agreement and is enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The issuance, offering and sale of the Notes pursuant to this Agreement, the issuance of the Shares issuable upon conversion of the Notes or exercise of the Warrants, the compliance by the Company and Intersolv with the provisions of this Agreement, the Notes and the Warrants, if issued, and the consummation of the other transactions herein contemplated will not result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company and Intersolv or any of their respective subsidiaries pursuant to the terms or provisions of, or result in a breach or violation of or conflict with any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under,
(i) the organizational and governing documents of any of them, or (ii) except as set forth on the Intersolv Disclosure Schedule, any contract or other agreement to which any of them is a party or by which any of them or any of their respective properties is bound or affected, or any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body, domestic or foreign, applicable to the business or properties of any of them.

          (b) The Notes have been duly authorized and the Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance, and (i) the Notes constitute valid and legally binding obligations of the Company and Intersolv enforceable against the Company and Intersolv in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, (ii) the principal amount outstanding under the Notes will be convertible into Shares in accordance with their terms, and (iii) the Shares initially issuable upon such conversion have been duly reserved for issuance, and when issued and delivered in accordance with the provisions of the Notes, will be validly issued, fully paid and nonassessable.

          (c) The Warrants have been duly authorized and the Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance, and when the Warrants have been duly executed and delivered by Intersolv (i) the Warrants will constitute valid and legally binding obligations of Intersolv enforceable against Intersolv in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principals of equity, (ii) the Warrants will be exercisable for Shares in accordance with their terms, and (iii) the Shares initially issuable upon such exercise, when issued and delivered in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.


                           ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each of the Purchasers severally represents and warrants to the Company and Intersolv that (i) it is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act, (ii) it has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company and in Intersolv, (iii) it has had an opportunity to discuss the Company's and Intersolv's business, management and financial affairs with the Company's and Intersolv's management, and (iv) it understands that none of the Notes has been registered under the Securities Act of 1933 (the "Securities Act") and it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any "Securities" (as defined below) except pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with any applicable state securities or "blue sky" laws. Each Purchaser acknowledges receipt of, and the opportunity to review, the information that it believes necessary to enter into this Agreement. The term "Securities" means the Notes, the Warrants and the Intersolv Common Stock issuable upon the conversion or exercise thereof.


                            ARTICLE V

OPTIONAL PREPAYMENTS

     5.1. Optional Prepayments. The Company or Intersolv may, at its option, at any time prior to maturity, prepay the Notes, in whole or in part without premium or penalty, at a price equal to the principal amount thereof plus accrued interest thereon to the date fixed for prepayment. Any prepayments made pursuant to this Section 5.1 shall be applied first to the payment of accrued but unpaid interest on the principal amount of the Notes to be prepaid and thereafter to the principal amount to be prepaid. Any prepayment of the Notes shall be made to the holders thereof in proportion to the respective principal amounts of Notes outstanding held by them.

     5.2. Notice of Prepayments. The Company or Intersolv shall give notice of prepayment, signed by its President and by its Treasurer or an Assistant Treasurer, to the holders of the Notes not less than thirty (30) days prior to the date upon which the prepayment is to be made (the "Prepayment Notice"), specifying (i) the accrued and unpaid interest on each Note (to and including the date upon which the prepayment is to be made),
(ii) the aggregate principal amount of each Note to be prepaid and (iii) the date of such prepayment. The Prepayment Notice having been so given, the aggregate principal amount of the Notes so specified in such Prepayment Notice, and all accrued and unpaid interest thereon, shall become due and payable on the specified prepayment date.

     5.3. Exercise of Conversion Rights; Springing Warrant. Upon receipt of a Prepayment Notice, each holder of a Note may at any time prior to the specified prepayment date elect to convert all or a portion of the outstanding principal amount of the Note in accordance with the terms of the Note. In the event that all or a portion of the principal amount of the Note is prepaid instead of being converted, Intersolv shall promptly issue to the holder of the Note (or the last holder of the Note in case all of the principal of the Note is prepaid) warrants (the "Warrants") to purchase that number of shares of Common Stock determined by dividing the amount of principal prepaid by the conversion price then in effect. The Warrants shall be exercisable until the stated maturity of the Notes and shall be substantially in the form set forth in Exhibit B attached hereto.


                           ARTICLE VI

                      AFFIRMATIVE COVENANTS


          6.1. The Company and Intersolv hereby covenant and agree that, so long as any Notes remain outstanding:

          (a) Maintenance of Existence; Properties and Leases; Taxes; Insurance. The Company shall and shall cause each of its subsidiaries to, maintain in full force and effect its existence, rights and franchises and, to the best of its ability, all material terms of licenses and other rights to use the intellectual property owned or possessed by it and necessary to the conduct of its business, except where the failure to do so would not have a "Material Adverse Effect." The term "Material Adverse Effect" shall mean, when used in connection with Intersolv, the Company or their respective subsidiaries, any development, change or effect that is materially adverse to the business, properties, assets, net worth, condition (financial or other), results of operations or prospects of Intersolv and its subsidiaries taken as a whole.

          (b) Financial Information. The Company shall furnish to the holders of Notes the following information, reports and certificates:

               (i) within ninety (90) days after the end of each fiscal year, consolidated statements of income and retained earnings and cash flows of Intersolv and its subsidiaries for the period from the beginning of each fiscal year to the end of such fiscal year, and consolidated balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, which statements will be prepared in accordance with US generally accepted accounting principles consistently applied (except as approved by the accounting firm examining such statements and disclosed by Intersolv) and will be accompanied by an unqualified report of one of the public accounting firms currently known as the "Big Six" located in the United States (an "Approved Accounting Firm"); for purposes of this Section, a report disclosing a "going concern" paragraph shall not be considered "unqualified"; and

                (ii) within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, if Intersolv or the Company is not in compliance (an "Event of Noncompliance") with the terms of this Agreement, a certificate of the Chief Financial Officer of Intersolv, specifying the nature and period of noncompliance, and what actions Intersolv or the Company has taken and/or proposes to take with respect thereto. Notwithstanding the foregoing, a certificate delivered at the end of a fiscal year of Intersolv shall be delivered within ninety (90) days after the end of the fiscal year; and

                 (iii) within ten (10) days after transmission or receipt thereof, copies of all financial statements, proxy statements, reports and other communications which Intersolv sends to its stockholders, and copies of all reports which it files with the Securities and Exchange Commission (the "SEC").

          (c) Notice of Adverse Change. The Company shall promptly give notice to all holders of any Notes (but in any event within seven (7) days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

                (i) any Event of Noncompliance; or

                 (ii)  any Event of Default (as hereinafter
     defined);

          (d) Accounts and Records. Intersolv and the Company shall keep in all material respects true records and books of account in which entries will be made of all dealings or transactions in relation to the business and affairs of Intersolv, the Company and their respective subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

          (e) Maintenance of Office. The Company shall notify the holders of the Notes in writing, at least thirty (30) days prior thereto, of any change of location of its principal office as set forth below.

          6.2. Further Assurances. From time to time each of Intersolv and the Company shall execute and deliver to the holders of Securities such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by such holders in order to implement or effectuate the terms and provisions of this Agreement and any of their Securities.


                           ARTICLE VII

                        EVENTS OF DEFAULT

          7.1. Events of Default. An "Event of Default" occurs if:

          (a) Intersolv or the Company shall default in the payment of (i) any part of the principal of any Note, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment, acceleration or otherwise; or (ii) the interest on any Note, when the same shall become due and payable; or

          (b) Intersolv or the Company shall default in the performance of any of the covenants contained in this Agreement and such default shall have continued for the period and after the notice specified in the last paragraph of this Section 7.1 (the "Default Notice") without cure (the Company or Intersolv to give forthwith to all other holders of the Notes at the time outstanding written notice of the receipt of such Default Notice, specifying the default referred to therein); or

          (c) any representation or warranty made in this Agreement or pursuant to any covenant or other obligation of Intersolv or the Company pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

          (d) any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of Intersolv, the Company or any of their respective subsidiaries, in excess of $1,000,000 or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $1,000,000 becoming due and payable prior to its due date and if such indenture, mortgage, agreement, instrument or commitment so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable; or

          (e) a final judgment which, either alone or together with other outstanding final judgments, against Intersolv, the Company and their respective subsidiaries exceeds an aggregate of $1,000,000 shall be rendered against Intersolv, the Company or any of their respective subsidiaries and such judgment shall have continued undischarged or unstayed for thirty (30) days after entry thereof; or

          (f) Intersolv or any of its material subsidiaries shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or any of them shall suffer a receiver or trustee for it or substantially all of its assets to be appointed; or any of them shall suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it, and, if contested by it, not to be dismissed or stayed within ninety (90) days; or any of them shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy; or any of them takes corporate action in furtherance of any of the aforesaid purposes or conditions.

          A default under paragraph (b) of this Section 7.1 is not a default unless the holders of a majority of the aggregate principal amount then outstanding under the Notes notify Intersolv and the Company of the default and the default is not cured within ten (10) days after receipt of such notice. The notice must specify the default and demand that it be remedied.

          7.2. Remedies.

          (a) Upon the occurrence of an Event of Default (other than an Event of Default specified in paragraph (f) of Section 7.1), holders of a majority in aggregate principal amount of the Notes at the time outstanding may at any time (unless all defaults shall theretofore have been remedied) at their option, by written notice or notices to Intersolv and the Company (i) declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) declare any other amounts payable to such holders under this Agreement or as contemplated hereby due and payable. If an Event of Default specified in paragraph (f) of Section 7.1 occurs, all principal of and interest on the Notes shall automatically become and be immediately due and payable without any declaration or other act.

          (b) Notwithstanding anything contained in Section 7.2(a), in the event that at any time after the principal of the Notes shall so become due and payable and prior to the date of maturity stated in the Notes all arrears of principal of and interest on the Notes (with interest at the rate specified in the Notes on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of Intersolv and the Company, then holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice or notices to Intersolv and the Company, may (but shall not be obligated to) waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom. If any holders of Notes shall give any notice or take any other action with respect to a claimed default, Intersolv or the Company, forthwith upon receipt of such notice or obtaining knowledge of such other action will give written notice thereof to all other holders of the Notes then outstanding, describing such notice or other action and the nature of the claimed default.

          7.3. Enforcement. In case any one or more Events of Default shall occur and be continuing, the holder of a Note then outstanding may, subject to Article IX hereof, proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. Each holder agrees that it will give written notice to the other holders prior to instituting any such action. In case of a default in the payment of any principal of or interest on any Note, Intersolv and the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any rights shall operate as a waiver thereof or otherwise prejudice such holder's rights. No right conferred hereby or by any Note upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law, in equity, by statute or otherwise.


                          ARTICLE VIII

                      AMENDMENT AND WAIVER

          This Agreement may not be amended or modified (or any provision hereof waived), except as follows:

          (a) Intersolv and the Company and holders of at least a majority in aggregate principal amount of the Notes then outstanding may by written instrument amend or waive any term or condition of this Agreement relating to the rights or obligations of holders, except that no such amendment or waiver shall (i) change the fixed maturity of the Notes, the rate or the time or other terms of payment of interest thereon, the principal amount thereof, the terms of conversion or subordination, or the terms with respect to the issuance of the Warrants or the exercise price thereof, without the consent of the holders of all of the Notes then outstanding, (ii) change the aforesaid percentage of Notes, the holders of which are required to consent to any such amendment or waiver, without the consent of the holders of all the Notes then outstanding or
(iii) change the percentage of the amount of the Notes, the holders of which may declare the Notes to be due and payable under Article VII.

          Intersolv and the Company and each holder of a Note then outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Article VIII, whether or not such Note shall have been marked to indicate such modification, but any Note issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the holders herein provided, Intersolv or the Company shall transmit a copy of such modification to all of the holders of the Notes then outstanding.

          (b) Intersolv and the Company and Purchasers (and assignees of Purchasers whose Shares are "restricted securities" as defined in Rule 144 under the Securities Act) holding at least a majority of the Shares (including any Shares issuable upon conversion of Notes or exercise of Warrants), may by written instrument amend or waive any term or condition of this Agreement relating to the rights or obligations of such holders, but in no event shall the obligation of any holder of Shares hereunder be increased, except upon the written consent of each such holder.

          Intersolv, the Company and each holder of Shares (including any Shares issuable upon conversion of Notes or exercise of Warrants) shall be bound by any amendment or waiver effected in accordance with the provisions of this Article VIII, whether or not such Shares shall have been marked to indicate such modification, but any Shares issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the holders herein provided, Intersolv shall transmit a copy of such modification to all of the holders of Shares (including any Shares issuable upon conversion of Notes or exercise of Warrants).


                           ARTICLE IX

                    SUBORDINATION; SENIORITY

          9.1. Senior Indebtedness. As used in this Article IX, "Senior Indebtedness" shall mean the principal, premium, if any, and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or Intersolv whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of all indebtedness of the Company or Intersolv for money borrowed, whether any such indebtedness exists as of the date of this Agreement or shall hereafter be created, incurred, assumed or guaranteed, unless it is expressly stated in the instrument evidencing such indebtedness or in the agreement or indenture pursuant to which it is outstanding that such indebtedness is not Senior Indebtedness.

          9.2. Securities Subordinated to Senior Indebtedness.

          (a) Intersolv and the Company agree, and each holder of Notes by his acceptance thereof likewise agrees, that the payment of the principal of, premium, if any, and interest on the Notes, (all of the foregoing, a "Payment or Distribution"), is subordinated and junior in right of payment, to the extent and in the manner provided in this Article IX to the prior payment in full of all Senior Indebtedness whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed. A Payment or Distribution shall include any asset of any kind or character, and may consist of cash, securities or other property, by set-off or otherwise, and shall include, without limitation, any payment pursuant to a judgment rendered against the Company or Intersolv on behalf of the holders of the Notes, any purchase, redemption or other acquisition of the Notes, or the making of any deposit of funds or securities pursuant to this Agreement.

          (b) The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefit of these subordination provisions irrespective of any amendment, modification or waiver of any term of any instrument relating to refinancing of the Senior Indebtedness.

          (c) All the provisions of this Agreement and the Notes shall be subject to the provisions of this Article IX so far as they may be applicable thereto.

          (d) No right of any holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of Intersolv, the Company, the holders of the Notes or the holders of the Senior Indebtedness, or by any noncompliance by Intersolv, the Company or the holders of the Notes with any of the terms, provisions and covenants of the Notes or this Agreement, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

          (e) In the event that the Notes are declared due and payable before their expressed maturity because of the occurrence of an Event of Default hereunder, Intersolv or the Company will give prompt notice in writing of such happening to the holders of Senior Indebtedness.

          9.3. No Payments with Respect to Notes in Certain
               Circumstances.

          (a) No Payment or Distribution shall be made by Intersolv or the Company on account of principal of (or premium, if any) or interest on the Notes, whether upon stated maturity, upon prepayment or acceleration, or otherwise, or on account of the purchase or other acquisition of Notes, whether upon stated maturity, prepayment, acceleration, or otherwise, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the acceleration thereof or with respect to the payment of any Senior Indebtedness and (i) such default is the subject of a judicial proceeding or (ii) notice of such default in writing or by telegram has been given to Intersolv or the Company by any holder or holders of any Senior Indebtedness, unless and until Intersolv or the Company shall have received written notice from such holder or holders that such default or event of default shall have been cured or waived or shall have ceased to exist.

          (b) Upon any payment by Intersolv or the Company or distribution of assets of Intersolv or the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of Intersolv or the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for to the satisfaction of the holders thereof, before any Payment or Distribution is made on account of the redemption price or principal of (and premium, if any) or interest on the Notes; and (subject to the power of a court of competent jurisdiction to make other equitable provision, which shall have been determined by such court to give effect to the rights conferred in this Article upon the Senior Indebtedness and the holders thereof with respect to the Notes or the holders thereof, by a lawful plan of reorganization or readjustment under applicable law) upon any such dissolution or winding up or liquidation or reorganization, any Payment or Distribution by Intersolv or the Company or distribution of assets of Intersolv or the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes would be entitled except for the provisions of this Article, shall be paid by Intersolv or the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such Payment or Distribution directly to the holders of Senior Indebtedness of Intersolv or the Company or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any Payment or Distribution is made to the Holders of the Notes.

          (c) In the event that, notwithstanding the foregoing, any Payment or Distribution by Intersolv or the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the holders of the Notes before all Senior Indebtedness is paid in full, or provision is made for such payment to the satisfaction of the holders thereof, and if such fact shall then have been or thereafter be made known to such holders, then and in such event such Payment or Distribution shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent Payment or Distribution to or for the holders of such Senior Indebtedness, and, until so delivered, the same shall be held in trust by any holder of a Note as the property of the holders of Senior Indebtedness.

          (d) The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the obligations of the holders of the Notes hereunder to the holders of Senior Indebtedness: (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;
(iii) release any person liable in any manner for the collection of Senior Indebtedness; and/or (iv) exercise or refrain from exercising any rights against the Company, Intersolv and any other person.

          9.4. Subrogation of Notes.

          (a) Subject to the payment in full of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all Senior Indebtedness at the time outstanding, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive Payments or Distributions of cash, property or securities of Intersolv or the Company applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Senior Indebtedness shall be paid in full; and, for the purposes of such subrogation, no Payments or Distributions to the holders of Senior Indebtedness to which the holders of the Notes would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the holders of Senior Indebtedness by holders of the Notes, shall, as between Intersolv or the Company, Intersolv's or the Company's creditors other than holders of Senior Indebtedness, and the holders of the Notes, be deemed to be a payment by Intersolv or the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

          (b) Nothing contained in this Article or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among Intersolv, the Company, their respective creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of Intersolv and the Company, which is absolute and unconditional, to pay to the holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Notes and creditors of Intersolv or the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of Intersolv or the Company received upon the exercise of any such remedy.

          (c) Upon any payment or distribution of assets of Intersolv or the Company referred to in this Article, the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding up, liquidation or reorganization proceedings are pending, or certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of Intersolv or the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

          9.5. Notices. Intersolv or the Company shall give prompt written notice to the holders of the Notes of any facts known to it which would prohibit the making of any payment of moneys to holders in respect of the Notes pursuant to the provisions of this Article.

          9.6. No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Intersolv or the Company or the holder of any of the Notes or by any act, or failure to act, in good faith, by any such holder of Senior Indebtedness, or by any noncompliance by Intersolv or the Company or the holder of any of the Notes with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

          9.7. Article IX Not To Prevent Events of Default. The failure to make a payment on account of principal of (premium, if any) or interest on the Notes by reason of any provision in this Article IX shall not be construed as preventing the occurrence of an Event of Default.


                            ARTICLE X

                       CONVERSION OF NOTES

          10.1. Right of Conversion; Conversion Price. The holder of any Note shall have the right, at its option, at any time (except that, with respect to any Note or portion of a Note which shall be prepaid or called for redemption pursuant to
Article V hereof, such right shall terminate at the close of business on the date prior to the date fixed for prepayment or redemption of such Note or portion of a Note unless Intersolv and the Company shall default in payment due upon prepayment or redemption thereof), to convert, subject to the terms and provisions of this Article X, the principal of any such Note or any portion thereof into shares of Intersolv Common Stock upon surrender of the Note, the principal of which is so to be converted, accompanied by written notice of conversion duly executed, to Intersolv. The conversion price per share of the Notes shall be $3.7864; or, in case an adjustment of such price has taken place pursuant to the provisions of this Article X, then the price as last adjusted (such price or adjusted price being referred to herein as the "conversion price"). For convenience, the conversion of any portion of the principal of any Note into shares of Intersolv Common Stock is hereinafter sometimes referred to as the conversion of such Note. Whenever the conversion price in effect shall be adjusted pursuant to this Article X, Intersolv shall promptly notify each holder of a Note then outstanding of such adjustment, which notice shall be signed by the Chief Financial Officer of Intersolv and shall set forth in reasonable detail a calculation to the nearest cent of the conversion price, the method of calculation and the facts requiring such adjustment.

          10.2.     Issuance of Shares on Conversion.

          As promptly as practicable after the surrender, as herein provided, of any Note for conversion, Intersolv shall deliver or cause to be delivered to or upon the written order of the holder of the Note so surrendered, certificates representing the number of fully paid and nonassessable shares of Intersolv Common Stock into which such Note may be converted in accordance with the provisions of this Article X. Such conversion shall be deemed to have been made as of the close of business on the date that such Note shall have been surrendered for conversion by delivery thereof, so that the rights of the holder of such Note shall cease at such time and, subject to the following provisions of this Section, the person or persons entitled to receive the shares of Intersolv Common Stock upon conversion of such Note shall be treated for all purposes as having become the record holder or holders of such shares of Intersolv Common Stock at such time and such conversion shall be at the conversion price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of Intersolv shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Intersolv Common Stock upon such conversion as the record holder or holders of such shares of Intersolv Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of common stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the conversion price in effect on the date that such Note shall have been surrendered for conversion by delivery thereof, as if the stock transfer books of Intersolv had not been closed. Upon conversion of any Note which is converted in part only, the Company and Intersolv shall execute and deliver to or on the order of the holder thereof, at the expense of Intersolv, a new
Note in principal amount equal to the unconverted portion of such Note.

          10.3. No Adjustment for Interest or Dividends. No payment or adjustment in respect of interest on the Notes or dividends on the shares of Intersolv Common Stock shall be made upon the conversion of any Notes.

          10.4.  Adjustment of Conversion Price.

          (a) Except as hereinafter provided, in case Intersolv shall at any time after the date hereof issue or sell any shares of Intersolv Common Stock, for a consideration per share less than the conversion price in effect immediately prior to the issuance or sale of such shares, or without consideration, then, and thereafter successively upon each such issuance or sale, the conversion price in effect immediately prior to such issuance or sale shall forthwith be reduced to a price determined by dividing (i) an amount equal to (X) the total number of shares of Intersolv Common Stock outstanding immediately prior to such issuance or sale multiplied by the conversion price in effect immediately prior to such issuance or sale, plus (Y) the consideration, if any, received by Intersolv upon such issuance or sale, by (ii) the total number of shares of Intersolv Common Stock outstanding immediately after such issuance or sale.

          For the purposes of any computation to be made in accordance with the provisions of this paragraph (a), the following shall be applicable:

               (i) In case of the issuance or sale of shares of Intersolv Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by Intersolv for such shares (or, if such shares of Intersolv Common Stock are offered by Intersolv for subscription, the subscription price, or, if shares of Intersolv Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any commissions or other expenses paid or incurred by Intersolv for any underwriting of, or otherwise in connection with the issuance of such shares;

                 (ii) In case of the issuance or sale of shares of Intersolv Common Stock for a consideration part or all of which shall be other than cash (otherwise than as a dividend or other distribution on any shares of Intersolv Common Stock or on conversion or exchange of other securities of Intersolv or upon acquisition of the assets or securities of another company or upon merger or consolidation with another entity), the amount of consideration therefor other than cash shall be the value of such consideration (as determined in good faith by the Board of Directors of Intersolv) as of the date of the issuance or sale of the shares of Intersolv Common Stock, irrespective of any accounting treatment. The reclassification of securities other than Intersolv Common Stock into Intersolv Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Intersolv Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Intersolv Common Stock;

              (iii)  In case of the issuance of shares of
     Intersolv Common Stock upon conversion or exchange of any obligations or of any securities of Intersolv that shall be convertible into or exchangeable for shares of Intersolv Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Intersolv Common Stock (other than upon conversion of the Notes), the amount of consideration received by Intersolv for such shares of Intersolv Common Stock shall be deemed to be the sum of (A) the amount of the consideration received by Intersolv upon the original issuance of such obligations, shares, rights or options, as the case may be, plus (B) the consideration, if any, other than such obligations, shares, rights or options, received by Intersolv upon such conversion, exchange, or exercise except in adjustment of interest and dividends. The amount of the consideration received by Intersolv upon the original issuance of the obligations, shares, rights or options so converted, exchanged or exercised and the amount of the consideration, if any, other than such obligations, shares, rights or options, received by Intersolv upon such conversion, exchange or exercise shall be determined in the same manner provided in subparagraphs (i) and (ii) above with respect to the consideration received by Intersolv in case of the issuance of shares of Intersolv Common Stock; if such obligations, shares, rights or options shall have been issued as a dividend upon any securities of Intersolv, the amount of the consideration received by Intersolv upon the original issuance thereof shall be deemed to be zero. In case of the issuance of shares of Intersolv Common Stock upon conversion of all or a portion of Notes, Intersolv shall be deemed to have received the conversion price then in effect as the consideration for each share of Intersolv Common Stock so issued;

               (iv) If Intersolv issues Intersolv Common Stock upon acquisition by Intersolv of the assets or securities of another company or upon merger or consolidation of Intersolv with another entity (except for a consolidation or merger referred to in Section 10.6 hereof), the consideration therefor received by Intersolv for such issuance shall be deemed to equal the cash paid and "market value" of the securities issued by Intersolv. "Market value" of securities issued shall be the lesser of the market value of the securities on the date an agreement in principle with respect to such merger, consolidation or purchase is reached among the parties or the date the agreement of consolidation, merger or purchase is executed. For purposes hereof, "market value" shall be determined in good faith by the Board of Directors of Intersolv;

               (v) Shares of Intersolv Common Stock issuable by way of dividend or other distribution on any securities of Intersolv shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of security holders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration. Shares of Intersolv Common Stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue;

               (vi) The number of shares of Intersolv Common Stock at any time outstanding shall not include any shares then owned or held by or for the account of Intersolv, but shall include the aggregate number of shares deliverable in respect of options, rights and convertible and exchangeable securities at all times while such options, rights or securities remain outstanding and unexercised, unconverted or unexchanged, as the case may be, and thereafter to the extent such options, rights or securities have been exercised, converted or exchanged;

               (vii)  No adjustment shall be made to the
     conversion price in effect in the case of the issuance or exercise of options granted or which may be granted under Intersolv's and its subsidiaries' employee stock option plans; and

               (viii)  No adjustment shall be made to the
     conversion price then in effect in case of the issuance of shares of Intersolv Common Stock upon conversion or exchange of any obligations or of any securities of Intersolv that shall be convertible into or exchangeable for shares of Intersolv Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Intersolv Common Stock for which an adjustment in the conversion price has previously been made in accordance with paragraph (b) of this Section 10.4.

          (b) In case Intersolv shall at any time after the date hereof issue options or rights to subscribe for shares of Intersolv Common Stock, or issue any securities convertible into or exchangeable for shares of Intersolv Common Stock otherwise than as contemplated by Section 10.4(a)(vii) or pursuant to
Section 10.5 hereof, for a consideration per share less than the conversion price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, or without consideration, the conversion price in effect immediately prior to the issuance of such options or rights or securities shall be reduced to a price determined by making a computation in accordance with the provisions of clause (a) of this Section 10.4, provided that:

          (i) the aggregate maximum number of shares of Intersolv Common Stock delivered under such options or rights shall be considered to have been delivered at the time such options or rights were issued, and for a consideration equal to the minimum purchase price per share of Intersolv Common Stock provided for in such options or rights, plus the consideration (determined in the same manner as consideration received on the issue or sale of Intersolv Common Stock), if any, received by Intersolv for such options or rights;

           (ii) the aggregate maximum number of shares of Intersolv Common Stock deliverable upon conversion of or exchange for any such securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of Intersolv Common Stock) received by Intersolv for such securities, plus the consideration, if any, to be received by Intersolv upon the exchange or conversion thereof; and

            (iii) on the expiration of such options or rights, or an increase in the minimum exercise price thereof, or a decrease in the maximum number of shares of Intersolv Common Stock deliverable upon exercise or conversion of such options, rights or convertible or exchangeable securities pursuant to the terms thereof (and not as a result of exercise or conversion), or the termination of such right to convert or exchange, the conversion price then in effect shall forthwith be readjusted to such conversion price as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Intersolv Common Stock (A) actually deliverable upon the exercise of such options or rights or upon conversion or exchange of such securities, or (B) deliverable by reason of such increase in price or decrease in number of shares.

          (c) In case Intersolv shall at any time subdivide or combine the outstanding shares of Intersolv Common Stock, the conversion price in effect shall forthwith be proportionately decreased in the case of the subdivision or proportionately increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

          10.5. Dividends and Distributions. In the event that Intersolv shall at any time after the date hereof pay any dividend (other than in shares of Intersolv Common Stock) on, or make any distribution of its assets or evidences of indebtedness upon or with respect to, the Intersolv Common Stock, or in the event that Intersolv shall offer options or rights to subscribe for shares of Intersolv Common Stock, or issue any securities convertible into or exchangeable for shares of Intersolv Common Stock, to all of its holders of Intersolv Common Stock, each holder of a Note on the record date for such payment, distribution or offer or, in the absence of a record date, on the date of such payment, distribution or offer, shall receive what such holder would have received had such holder converted the principal amount of its Note immediately prior to the record date of such payment, distribution or offer or, in the absence of a record date, immediately prior to the date of such payment, distribution or offer.

          10.6. Mergers, Consolidations, Reclassifications. In the case of any reorganization or reclassification of the outstanding shares of Intersolv Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of Intersolv into, or merger of Intersolv with another corporation in which it is not the surviving entity (or it is the surviving entity, but the Intersolv Common Stock become shares of another corporation), or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of Intersolv as an entity, the holders of the Notes shall thereafter have the right upon conversion to receive the kind and amount of shares of stock and other securities, cash and property receivable upon such reorganization, reclassification, consolidation, merger, or sale by a holder of the number of shares of Intersolv Common Stock which the holder of a Note would have received had it converted such Note immediately prior to such reorganization, reclassification, consolidation, merger, or sale, at a price equal to the aggregate conversion price in effect for converting the entire outstanding principal amount of such Note (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).


                           ARTICLE XI

                EXCHANGE AND REPLACEMENT OF NOTES

          11.1. Exchange of Notes. Subject to Article XII, at any time at the request of any holder of one or more of the Notes (including but not limited to Notes outstanding immediately prior to the Effective Time, which Notes, even if not exchanged, will be deemed automatically amended in accordance herewith upon the occurrence of the Effective Time) to the Company or Intersolv at its office provided below, the Company and Intersolv at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue in exchange therefor new Notes, in such denomination or denominations as such holder may request, in aggregate principal amount equal to the unpaid principal amount of the Note or Notes surrendered and substantially in the form thereof, dated as of the date to which interest has been paid on the Note or Notes surrendered (or, if no interest has yet been so paid thereon, then dated the date of the Note or Notes so surrendered) and payable to such person or persons or order as may be designated by such holder.

          11.2. Lost or Mutilated Notes. Upon receipt of evidence satisfactory to the Company or Intersolv of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity satisfactory to the Company or Intersolv (provided that if the holder is a financial institution, its own agreement will be satisfactory), or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company and Intersolv will issue a new Note of like tenor as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange in lieu of such lost, stolen, destroyed or mutilated Note.

                           ARTICLE XII

                        TRANSFER OF NOTES

          12.1.  Notification of Proposed Sale.

          (a) Subject to Section 12.1(b), each holder of a Note by acceptance thereof agrees that it will give the Company and Intersolv ten (10) days written notice prior to selling or otherwise disposing of such Note. No sale or other disposition shall be made with respect to any Securities or any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event unless (i) the holder shall have supplied to the Company and Intersolv an opinion of counsel for the holder reasonably acceptable to the Company and Intersolv to the effect that no registration under the Securities Act is required with respect to such sale or other disposition, or (ii) an appropriate registration statement with respect to such sale or other disposition shall have been filed and declared effective by the SEC.

          (b) If a holder of Notes has obtained an opinion of counsel reasonably acceptable to the Company and Intersolv to the effect that the sale of its Notes may be made without registration under the Securities Act pursuant to compliance with Rule 144 or Rule 144A (or any successor rule under the Securities Act), the holder shall not be required to provide the Company with the notice required in Section 16.1(a).

          (c) The Company and Intersolv may endorse on all Securities a legend restricting their transfer except upon compliance with this Section 12.1; provided, however, that no such legend shall be endorsed on any Security which, when issued, is no longer subject to the restrictions of this
Section 12.1, and provided, further, that if an opinion of counsel satisfactory to the Company and Intersolv concludes that the legend is no longer necessary, the Company and Intersolv will deliver upon transfer Securities without such legends.

          (d)  Each transferee of Securities (other than
Securities which are not restricted securities) shall agree in writing to be bound by the terms of this Agreement.

          12.2. Payment. The Company and Intersolv will make payments of principal and interest to the holders of Notes no later than 11:00 a.m., Eastern Standard Time, on the date when such payment is due. Payments shall be made by delivery to such holder of an unendorsed certified or official bank check payable to the order of such holder in New York Clearinghouse funds or by wire transfer to an account in the United States designated by such holder at least two (2) days prior to the date when such payment is due. Each Purchaser further agrees that, before its
Note is assigned or transferred, it will make or cause to be made a notation thereon of principal payments previously made thereof and of the date to which interest thereon has been paid and will notify the Company and Intersolv of the name and address of the transferee of such Note if such name and address are known it.


                          ARTICLE XIII

                          MISCELLANEOUS

          13.1. Governing Law. This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

          13.2. Survival. The representations, warranties, covenants and agreements made herein shall survive the issuance of the Notes.

          13.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that neither the Company nor Intersolv may assign its rights hereunder.

          13.4. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Merger Agreement and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

          13.5. Notices, etc. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent by facsimile or in a sealed envelope by first class mail, postage prepaid and either registered or certified, addressed as follows:

          (a)  if to the Company:

               TechGnosis International Inc.
               9420 Key West Avenue
               Rockville, Maryland 20850
               Telephone:  (301) 838-5210
               Facsimile:  (301) 838-5060
               Attention:  Kenneth A. Sexton

          (b)  if to Intersolv:

               9420 Key West Avenue
               Rockville, Maryland 20850
               Telephone:  (301) 838-5210
               Facsimile:  (301) 838-5060
               Attention:  Kenneth A. Sexton


          (c)  if to the Purchasers:

               To their addresses or facsimile numbers shown on the signature pages to this Agreement;

or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, (iii) five business days after the date of mailing, if mailed or (iv) on the date of transmission, if sent by facsimile.

          13.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Securities upon any breach or default of Intersolv or the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be, made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

          13.7.  Rights; Severability.  Unless otherwise
expressly provided herein, each Purchaser's rights hereunder are several rights, not rights jointly held with any other person.
In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          13.8. Agent's Fees. The Company and Intersolv hereby represent and warrant to the Purchasers that it has not retained a finder or broker in connection with the transactions contemplated by this Agreement. Each of the Purchasers, severally and not jointly, represents and warrants to the Company and Intersolv that it has retained no finder or broker in connection with the transactions contemplated by this Agreement.

          13.9.  Information Confidential; No Solicitation.

               (a)  Each of the Purchasers severally
acknowledges that the information received by it pursuant hereto may be confidential and for its use only, and will not use such confidential information or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless Intersolv or the Company has made such information available to the public generally or such Purchaser is required to disclose such information by a governmental body or pursuant to legal proceedings. For purposes herein, "confidential information" shall mean and include any financial, operational, technical and other proprietary information relating to the business and affairs of Intersolv and its subsidiaries, whether such information is provided in written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives or magnetic tapes or in digital or any other electronic medium.

               (b) Each of the Purchasers severally agrees that it will not, either alone or in conjunction with any person, firm, corporation, association or other entity, solicit or attempt to solicit any employee of the Company or its subsidiaries to leave his or her employment and accept employment elsewhere or solicit any person who was an employee of the Company or its subsidiaries to accept employment elsewhere within three (3) months of the termination of such employee's employment with the Company or its subsidiaries.

          13.10. Litigation. The parties each hereby waive trial by jury in any action or proceeding of any kind or nature in any court in which an action may be commenced arising out of this Agreement or by reason of any other cause or dispute whatsoever between them. The parties hereto agree that the State and Federal courts which sit in the State of New York and the County of New York shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Agreement or to any matter arising therefrom. The parties each expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced in such courts provided that such consent shall not be deemed to be a waiver of personal service of the summons and complaint, or other process or papers issued therein. The choice of forum set forth in this Section 13.10 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction. The parties each waive any objection based upon forum non conveniens and any objection to venue of any action instituted hereunder.

          13.11. Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          13.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              TECHGNOSIS INTERNATIONAL INC.



                              By:  /s/ Marc Van Rompaey
                                   Name:  Marc Van Rompaey
                                   Title: President




                              INTERSOLV, INC.



                              By:  /s/ Kevin J. Burns
                                   Name:  Kevin J. Burns
                                   Title:  Chief Executive
                                           Officer and Chairman
                                           of the Board

                         FURMAN SELZ SBIC, L.P.
                         By:  Furman Selz SBIC Investments,
                              Inc., General Partner



                         By:  /s/ Brian P. Friedman
                              Brian P. Friedman, President

                         Address for Notices:

                              Furman Selz SBIC Investments, Inc.
                              230 Park Avenue
                              New York, New York  10169
                              Attention:  Brian P. Friedman,
                                          President
                              Telephone:  (212) 309-8200
                              Facsimile:  (212) 692-9147





                         /s/ Edmund A. Hajim
                         Edmund A. Hajim

                         Address for Notices:

                              21 Guinea Road
                              Greenwich, Connecticut  06830
                              Telephone: (203) 661-3439


                         /s/ Terence Quinn
                         Terence Quinn

                         Address for Notices:
                              Furman Selz Incorporated
                              230 Park Avenue
                              New York, New York  10169
                              Telephone:  (212) 309-8200



                         /s/ Marc Van Rompaey
                         Marc Van Rompaey

                         Address for Notices:

                              Hoogboomsteenweg 164
                              B-2930 Brasschaat
                              Belgium



                         /s/ Karel De Gucht
                         Karel De Gucht

                         Address for Notices:

                              Hoogstraat 9
                              B-9290 Berlare
                              Belgium


                         /s/ Jean-Claude Deschamps
                         Jean-Claude Deschamps

                         Address for Notices:

                              Rue Bernard de Clairvaux 5
                              F-75003 Paris
                              France


                         /s/ Andre Van den Bogaert
                         Andre Van den Bogaert

                         Address for Notices:

                              Burvingenstraat 3
                              B-1670 Pepingen
                              Belgium


                         TEG HOLDING BV


                              /s/ Karel De Gucht
                         By:  /s/ Jean-Claude Deschamps
                              Name:
                              Title:


                         GIMV BV

                              /s/ G. Braechmans
                         By:  /s/ G. Mampaey
                              Name:  G. Braechmans
                                     G. Mampaey
                              Title:  Directeurs



                         PARNIB DEELNEMINGEN BV

                              /s/ T. E. M. Van der Burg
                         By:  /s/ R. van Stater
                              Name:  T. E. M. Van der Burg
                              Title: Managing Director

                                     R. van Stater
                                     Legal Adviser

                         RIDIS BV

                         By:  /s/ A. Challamel
                              Name:  Anne Challamel
                              Title:  President